FIRST INVESTORS FUND FOR INCOME, INC.
Sub-Item 77M (a): First Investors High Yield Fund, Inc. ("High Yield Fund") and Executive Investors Trust-High Yield Fund ("Executive High Yield") were merged into First Investors Fund For Income, Inc. ("Fund For Income").

Sub-Item 77M (b): At a meeting of the Board of Directors/Trustees of the Funds held on October 21, 1999, the Board, including its directors/trustees who are not "interested persons" as that term is defined in the Investment Company Act of 1940, as amended, considered the merits of the proposed Reorganizations and voted to approve the Agreement and Plan of Reorganization and Termination by and between High Yield Fund and Fund For Income (the "High Yield-Fund For Income Agreement") and the Agreement and Plan of Reorganization and Termination by and between Executive High Yield and Fund For Income (the "Executive High Yield-Fund For Income Agreement") (collectively, "the Agreements"). The Agreements were executed on
January 7, 2000. The High Yield-Fund For Income Agreement was approved and adopted by shareholders of the High Yield Fund at a Special Meeting of High Yield Fund shareholders on February 25, 2000. The Executive High Yield-Fund For Income Agreement was approved and adopted by shareholders of Executive High Yield at a Special Meeting of Executive High Yield shareholders on February 25, 2000. Pursuant to the Agreements, as of the close of business on March 14, 2000 Fund For Income acquired the assets of High Yield Fund and Executive High Yield in exchange for shares in Fund For Income and assumed the liabilities of High Yield Fund and Executive High Yield. High Yield
Fund and Executive High Yield distributed the shares of Fund For Income to their shareholders, and High Yield Fund and Executive High Yield were liqui-dated. Shareholders of High Yield Fund Class A and Class B shares received corresponding Class A and Class B shares of Fund For Income; shareholders of Executive High Yield received Class A shares of Fund For Income.

Sub-Item 77Q1(g): With regard to the High Yield Fund and Fund For Income merger, Fund For Income (2-38309) incorporates by reference the Prospectus/ Proxy Statement for Fund For Income dated January 14, 2000 electronically filed with the Commission on January 13, 2000
(Accession Number: 0000898432-00-000046). With regard to the Executive High Yield and Fund For Income merger, Fund For Income (2-38309) incorporates by reference the Prospectus/Proxy Statement for Fund For Income dated
January 14, 2000 electronically filed with the Commission on January 13, 2000 (Accession Number: 0000898432-00-000051).